Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement Nos. 333-205966 and 333-205966-01

FORD CREDIT AUTO OWNER TRUST 2015-C ford credit’s first reg ab II transaction INVESTOR PRESENTATION September 2015

Free Writing Prospectus Registration Statement No. 333-205966 Ford Credit Auto Receivables Two LLC (the “depositor”) Ford Credit Auto Owner Trusts (the “issuer”) This document constitutes a free writing prospectus for purposes of the Securities Act of 1933. The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you may request that a copy of the prospectus be sent to you by calling 1-866-669-7629.

2 FORDO 2015-C EXECUTIVE SUMMARY Ford Credit Auto Owner Trust 2015-C (“FORDO 2015-C”) is Ford Credit’s first Reg AB II compliant transaction Ford Credit completed the SEC’s Reg AB II pilot review program for its retail platform in mid-July, and its registration statement became effective in early September FORDO 2015-C’s collateral eligibility and amount of credit enhancement are unchanged compared with prior transactions This presentation summarizes the additional data disclosures, structure updates, and the addition of the asset representations review process that are part of FORDO 2015-C and will become standard for the FORDO program going forward

3 FORDO 2015-C ADDITIONAL DATA DISCLOSURE Additional pool stratification tables have been added, including: Loan-to-Value (LTV) and Payment-to-Income (PTI) (p. 46) Weighted average LTV and PTI have been added to the Originations Characteristics (p. 33), the Composition of Receivables table (pp. 44-45) and Static Pool Information (Annex A) The components of LTV and PTI are required loan-level data disclosure beginning in November 2016; we are including the ratios beginning with FORDO 2015-C in response to investor feedback and to provide historical data to facilitate investors’ review To aid investor understanding, graphical presentation of delinquencies, losses, and prepayments is required by Reg AB II for amortizing pools For prior transactions these graphs are included in Annex A While not required by Reg AB II, the following graphs are included in Annex A: Monthly pool factor: Actual, Initial Assumption (pricing ABS speed), and Scheduled (0% ABS speed) Aggregate 61+ day delinquency and cumulative net losses

FORDO 2015-C
RECENT POOLS SHOWN WITH NEW DATA ELEMENTS

Added disclosure

Term	FORDO 2015-C	FORDO 2015-B	FORDO 2015-A	FORDO 2014-C	FORDO 2014-B	FORDO 2014-A
WA FICO Score	731	731	731	731	726	728
Loan-to-value (LTV)	95.94%	94.57%	94.54%	94.61%	94.66%	93.42%
Payment-to-income (PTI)	9.08%	8.62%	8.58%	8.62%	8.66%	8.61%
Commercial Use	16.97%	17.69%	17.84%	16.97%	17.88%	17.82%
% Original Term > 60m	52.49%	46.43%	44.66%	43.92%	42.82%	40.99%
Initial Pool Balance	$1.1bn	$1.9bn	$1.7bn	$1.7bn	$1.6bn	$1.6bn
Number of Receivables	46,836	84,593	74,643	76,623	81,628	72,484
Average Principal Balance	$24,005	$22,950	$22,365	$21,842	$20,191	$22,711
WA APR	3.53%	3.79%	3.78%	3.73%	4.02%	4.23%
Subvened-APR Receivables	53.08%	50.35%	51.40%	53.01%	49.66%	44.22%
WA Original Term	64.4 months	63.6 months	63.4 months	63.4 months	63.1 months	62.7 months
WA Remaining Term	57.2 months	55.5 months	54.9 months	54.8 months	52.2 months	55.3 months
WA Seasoning	7.2 months	8.0 months	8.5 months	8.5 months	10.9 months	7.3 months
% New	88.62%	89.32%	89.41%	89.38%	88.78%	88.27%
% Car	25.26%	24.86%	24.82%	25.77%	24.31%	21.56%
% Light Truck	42.58%	44.33%	44.47%	44.22%	48.03%	51.14%
% Utility	31.32%	30.05%	29.87%	29.10%	26.59%	26.11%
% Others	0.84%	0.76%	0.84%	0.90%	1.07%	1.19%
Top 3 States	15.56% - Texas 8.76% - California 6.33% - Florida	15.57% - Texas 9.31% - California 6.49% - Florida	15.03% - Texas 9.00% - California 6.40% - Florida	15.01% - Texas 8.90% - California 6.31% - Florida	15.66% - Texas 8.61% - California 6.44% - Florida	16.56% - Texas 8.26% - California 6.30% - Florida

Source: FCAOT 2015-C Prospectus

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5 Source: FCAOT 2015-C Prospectus % of Receivables > 60 Month Original Term % Subvened-APR Receivables Weighted Average Loan-to-Value FORDO 2015-C SELECT POOL METRICS Recent Ford marketing programs, with subvened rates as low as 0% for 72 months, have influenced the pool composition of 2015-C vs. prior pools Increased share of extended term receivables Increased share of subvened-APR receivables Slightly higher LTV, reflecting in part the higher share of subvened-APR receivables which tend to have a higher original amount financed Commentary 35% 40% 45% 50% 55% 35% 40% 45% 50% 55% 60% 65% 90% 95% 100% 105% 110%

6 FORDO 2015-C CHANGES TO STRUCTURAL FEATURES Removal of the Class D Note In anticipation of the adoption of Risk Retention in December 2016, the Class D note has been removed The enhancement to senior classes is unchanged, with offsetting increases in initial and target overcollateralization (see following slide) Publicly Registered A-1 Tranche Up until now the Class A-1 note was offered under Rule 144A Publicly registering this class makes it available to investors who require or value public registration Threshold for “Clean-up call” option increased from 5% to 10% Allows us to more efficiently manage aged transactions, and is consistent with other ABS issuers

FORDO 2015-C
CREDIT ENHANCEMENT

Ford Go Further

- **Credit enhancement to the senior class remains the same with removal of the Class D note, as offsetting adjustments have been made to both the initial and target overcollateralization**

Prior FORDO Transactions



Class A Notes ("AAA")
Class B Notes ("AA")
Class C Notes ("A")
Class D Notes ("BBB")
Reserve Account
Initial Negative Overcollateralization
Percentage of initial adjusted pool balance
95.00%
3.00%
2.00%
2.00%
0.50%
-2.00%
Total Class A Hard CE
5.5%

FORDO 2015-C



Class A Notes ("AAA")
Class B Notes ("AA")
Class C Notes ("A")
Reserve Account
Initial Overcollateralization
Percentage of initial adjusted pool balance
95.00%
3.00%
2.00%
0.50%
0.00%
Total Class A Hard CE
5.5%

Target OC = Sum of:
1) YSOC
2) 2.0% of initial pool balance (new for 2015-C)
3) 1.5% of current pool balance less reserve

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8 FORDO 2015-C Addition of Asset Representation Review Reg AB II requires the issuer to engage an independent “Asset Representations Reviewer” (ARR) to review the receivables for compliance with the representations and warranties made about the receivables A review is required if two conditions occur: (1) a delinquency trigger is satisfied and (2) investors vote to direct a review (1) Delinquency trigger: Measures 61+ day delinquencies as percentage of end-of month pool balance, and is set at 1.00%, 1.75%, 3.25%, and 5.00% for months 1-12, 13-24, 25-36, and 37 and beyond, respectively Trigger developed by applying a multiple to the average delinquency rate observed in FORDO transactions from 2005 through 2014 Multiple set at ~3.0x at months 12, 24, 36, and ~2.5x at month 48 and are consistent with, or within, the multiples of expected cumulative net losses that the Class C notes are expected to be able to withstand without a loss This provides a more conservative trigger early in this transaction's life, when rising delinquencies may cause concern about whether the representations about the receivables are true and when noteholders may benefit most from a review (2) Voting trigger: If a delinquency trigger is satisfied, at least 5% of the noteholders have 90 days to demand a vote and a majority of the noteholders holding at least 5% of the amount of the notes vote to initiate a review Vote open until 150 days after the filing of the Form 10-D reporting the occurrence of a delinquency trigger

9 FORDO 2015-C Addition of Asset Representation Review 0.00% 0.50% 1.00% 1.50% 2.00% 2.50% 3.00% 3.50% 4.00% 4.50% 5.00% 5.50% 1 4 7 10 13 16 19 22 25 28 31 34 37 40 43 46 49 52 55 Number of Months Since Cutoff Date Delinquency Trigger Based on 61+ Day Delinquencies as % of End - of - Month Pool Balance Averaged Over Prior Securitized Pools From 2005 to 2014 Individual Pool Delinquencies Weighted Average Pool Delinquencies Delinquency Trigger 1.00% 1.75% 3.25% 5.00%

10 Review Process Includes all receivables 61+ days delinquent at the time the voting trigger is satisfied Consists of performing specific tests for each representation and warranty We established over 80 tests for each receivable, including tests for origination in compliance with law and Ford Credit procedures Clayton Fixed Income Services LLC is the ARR for 2015-C Review Report Servicer has 60 days to provide review materials to the ARR The ARR will have 60 days to complete its review Within five days after completion of review, the ARR will deliver a report of its findings and conclusions to the Indenture Trustee. A summary of the report will be filed on Form 10-D Receivables Representations Minor changes have been made to facilitate the asset representations review testing process We have not eliminated nor made any material changes to the representations which we have historically made about the receivables FORDO 2015-C Addition of Asset Representation Review

FORDO 2015-C
SUMMARY TERMS

Issuer	Ford Credit Auto Owner Trust 2015-C
Sponsor and Servicer	Ford Credit
Depositor	Ford Credit Auto Receivables Two LLC
Joint Lead Bookrunners	BofA Merrill Lynch, J.P. Morgan, Societe Generale
Rating Agencies	DBRS, Moody's, Standard & Poor's
Registration	Public
Closing Date	On or about September 22, 2015
Payment Date	15th day of each month or, if not a business day, the next business day
Capital Structure	<table><tr><th>Class</th><th>Size</th><th>Ratings (D/M/S)</th></tr><tr><td>A-1</td><td>$220,400,000</td><td>R-1(h)/P-1/A-1+</td></tr><tr><td>A-2a/ A-2b(1)</td><td>$373,400,000</td><td>AAA/Aaa/AAA</td></tr><tr><td>A-3</td><td>$300,000,000</td><td>AAA/Aaa/AAA</td></tr><tr><td>A-4</td><td>$105,720,000</td><td>AAA/Aaa/AAA</td></tr><tr><td>B</td><td>$31,570,000</td><td>AA(h)/Aa2/AA+</td></tr><tr><td>C</td><td>$21,040,000</td><td>AA(l)/A1/AA</td></tr><tr><td>Total:</td><td>$1,052,130,000</td><td></td></tr></table>
Interest Rate	The Class A-2 notes will be offered as a combination of fixed rate (A-2a) and floating rate (A-2b) notes. All other classes of notes will be offered as fixed rate securities
Bloomberg Ticker	FORDO 2015-C

(1) The allocation of the principal amount between the Class A-2a and Class A-2b notes will be determined on or before the day of pricing. The trust expects that the principal amount of the Class A-2b notes will not exceed $280,000,000

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